Exhibit 99.2

August 31, 2020

To: The Shareholders of XG Sciences, Inc. (the “Company”, “XGS”, “we” or “us”) From: Arnold A. Allemang, Chairman of the Board of Directors

Re: Second Quarter 2020 Report to Shareholders Dear Shareholders:

We are pleased to announce the appointments of Mr. Robert M. Blinstrub as our new Chief Executive Officer and Mr. Andrew J. (AJ) Boechler as our new Chief Commercial Officer. Effective August 26th, Dr. Philip Rose has resigned his position as CEO and a member of the Board of Directors to pursue other interests. We would like to thank him for his tireless service on behalf of XG Sciences as CEO over the last six years. Dr. Rose has agreed to remain as a consultant to XGS to ensure a smooth transition process. Enclosed herewith is a copy of the press release we issued this morning announcing these changes.

Mr. Blinstrub has been an investor in the Company since 2018 and has served as a Member of the Board of Directors since March of 2019. Bob has a proven track record of building early-stage businesses, with decades of experience. Among many distinguished accomplishments, Bob was founder, President and CEO of Applied Global Manufacturing, Inc. (“AGM”), a company he started in 2000. Headquartered in Troy, Michigan, AGM was a designer, innovator, and producer of engineered solutions for automobiles, with nine (9) production facilities around the world, including Austria, China, Costa Rica and Mexico. During its 17-year run as an independent company, AGM doubled its revenue every 18 months on average and had total revenue of $500 million and approximately 2,000 employees when it was acquired by Flex, Ltd. (NASDAQ: FLEX) in April 2017.

When it was acquired, AGM was a Tier 1 global automotive parts supplier that was recognized as a leading provider of LED lighting and electronic solutions to the industry. AGM’s technology provided solutions which improved fuel economy and reduced the use of key resources by replacing old technology. During Bob’s tenure, AGM accumulated countless supplier awards for world class quality, product design, engineering, innovation, and service. Prior to AGM, Mr. Blinstrub led multiple startups and operational turnarounds. We are honored that a CEO with his experience and demonstrated record of accomplishment has agreed to be our CEO.

Mr. Boechler joins XG Sciences following a successful 30-year tenure with the General Electric Company where he provided executive leadership in a variety of industries and markets including Plastics, Healthcare, Automotive, Oil and Gas, Power Generation, Consumer Electronics, Automation and Industrial Inspection Technologies. In transformational roles, AJ was integral in building global organizations, brands and developing innovative solutions in both start-up and established business environments. We welcome his entrepreneurial skills and diverse business acumen to the Company.

We believe that XGS has a tremendous market opportunity ahead of us and we are excited to have Mr. Blinstrub’s unique experience in taking early-stage companies through periods of transformative growth. We further believe Bob and AJ’s wealth of experience and relationships will accelerate XGS’s commercialization efforts and are thrilled to welcome them both to the XG Sciences team.

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Second Quarter 2020 Financial Highlights

The Company is late in filing its Quarterly Report on Form 10-Q for the period ended June 30, 2020 due to the complex accounting and reporting requirements of both the Amended and Restated Draw Loan Note and Agreement with the Dow Chemical Company and the Unit Offerings completed in late April. We have hired an independent third-party valuation and accounting firm to assist us in the proper accounting treatment and anticipate filing the 10-Q by October 9th. Our detailed financial results are pending the completion of this accounting review and will be available in the 10-Q, when filed.

Our revenue figures will not be affected by the aforementioned accounting exercise, and the following table summarizes total revenue for the three months ending June 30, 2020 and 2019. For the three months ended June 30, 2020, we reported revenue of $85,402, a 48.8% decrease from the $167,063 reported in Q1 2020 and an 65.4% decrease from the $247,069 reported in Q2 2019. The COVID-19 pandemic had a significant impact on our operations during the quarter, as government mandated shutdowns and related furloughs across the country impacted demand, obstructed access to production facilities, and delayed customer development work. While many customers have restarted operations, few have reached pre-pandemic production levels and we expect COVID-19 to continue to impact our business through the third quarter and possibly beyond.

	For the Three Months
	Ended June 30,		Change 2020 to 2019
	2020	2019	$	%
Total Revenues	85,402	247,069	(161,667)	-65.4%

Although Callaway did not place any replenishment orders during the second quarter, largely because their production facility and many of their customers were idled due to the pandemic, we are pleased to announce that they recently placed two restocking orders for delivery in August and October, with indications that another similar-sized order is possible in Q4. Other customers, such as Eagle Automotive (a polyurethane foam supplier to Ford Motor Company), were similarly impacted in the second quarter and forced to suspend operations for a period. Eagle has now returned to production, albeit at lower demand levels than before COVID-19 as a result of reduced demand from Ford. In addition, three new customer applications moved to commercial status during the second quarter, including a construction materials company, whose volumes we expect will increase considerably over the next two years as they ramp up production. Another customer has commercialized the use of our materials in anti-corrosive coatings and is beginning to order modest commercial quantities of our materials. A third customer recently began supplying products incorporating our materials for use in a coating application for the oil & gas industry.

As discussed during our May 14th investor call, we responded to the COVID-19 pandemic by restructuring our organization and reducing headcount by 45% through furloughs of substantially all manufacturing employees and support staff. The reduction in headcount, coupled with temporary salary reductions ranging from 15-20%, reduced annual payroll and related costs by 58%. Furthermore, in April 2020 we furloughed additional employees in our R&D and engineering departments and reduced our annual cash run rate for all other expenses by 17%. We now have returned furloughed employees to active status and are beginning to ramp up operations.

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Pipeline Opportunities

While disruptions from the COVID-19 pandemic impacted customer orders during Q2, we continue to believe our customer pipeline is robust. Several additional customers have now fully qualified our materials in their products and we believe will begin placing commercial orders soon. A supplier of components for the auto industry has scheduled their first commercial run for September, and a supplier of polymer-based products to the sporting goods market has committed to an initial production run in November. Two other customers began using our products in automotive coatings and both customers indicated an intent to launch production in late Q3 and into early Q4 pf this year. In addition, during Q2 we made significant progress with several other customers who reported successful test and performance results using our materials, and believe these opportunities could reach commercialization in the coming quarters.

Packaging remains a key focus area for the Company, as the need to reduce the amount of plastic consumed globally continues to accelerate and create tailwinds for the adoption of our materials. Currently, we are making good progress in our product development initiatives to incorporate the use of our graphene nanoplatelets in PET and HDPE applications, primarily to increase wall strength in rigid packaging while reducing the amount of resin required per product. Over the past several quarters we have been working closely with a few industry-leading packaging companies to demonstrate efficacy, and since our last report, one of our partners has demonstrated top-load performance meeting their minimum threshold for commercial adoption. These results require further verification and prototype bottles have been sent to third-party labs to confirm the top-load performance. Pending the lab results, we estimate broader commercial adoption with other packaging customers in 2021.

Although it has not shown up in our reported revenue yet, we believe we have made considerable progress in advancing several new customer applications to commercial status this year. As we move into 2021, we expect that Bob and AJ will help us capitalize on our recent customer successes and drive increasing revenue traction.

Thank you for your continued support of XG Sciences. If you have any questions on any aspect of this shareholder report, please feel free to contact either Bob Blinstrub (r.blinstrub@xgsciences.com) or me (aallemang@pobox.com) to schedule a call.

Warm Regards,

Arnold A. Allemang

Arnold A. Allemang

Chairman of the Board of Directors

Forward Looking Statements

Certain information contained in this letter constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward-looking statements as the result of the Company’s ability to continue gaining new customers, offer new products, and otherwise implement its business plan. Forward-looking statements represent the Company’s estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change.

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